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                                                                      EXHIBIT 11

                        SYNTELLECT INC. AND SUBSIDIARIES
             SCHEDULE OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                                              Three Months                    Nine Months
                                                                                 Ended                           Ended
                                                                              September 30,                   September 30,
                                                                          1997            1996            1997            1996
                                                                        --------        --------        --------        --------
Net loss                                                                $ (2,152)       $ (1,465)       $ (4,844)       $ (2,942)
                                                                        ========        ========        ========        ========
Weighted average shares:
         Common shares outstanding                                        13,520          13,435          13,488          13,412
         Common equivalent shares representing shares
              issuable  upon exercise of stock options (1)                    --              --              --              --
                                                                        --------        --------        --------        --------
                  Total weighted average shares - primary                 13,520          13,435          13,488          13,412
Incremental common equivalent shares (calculated using the                    --              --              --              --
higher of end of period or average market value) (2)(3)                 --------        --------        --------        --------
                  Total weighted average shares - fully
                       diluted                                            13,520          13,435          13,497          13,412
                                                                        ========        ========        ========        ========
Primary net loss per common and common equivalent share                 $   (.16)       $   (.11)       $   (.36)       $   (.22)
                                                                        ========        ========        ========        ========
Fully diluted net loss per common and common equivalent share (2)       $   (.16)       $   (.11)       $   (.36)       $   (.22)
                                                                        ========        ========        ========        ========

------
Notes:

(1) Amount calculated using the treasury stock method and fair market values.
(2) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
(3) The Company has excluded the effect of common stock equivalents from all periods because the impact of such equivalents is antidilutive to the Company's net losses.


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